Exhibit 5.13

CONSENT OF EXPERT

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp. in connection with the report entitled “Technical Report with an Updated Mineral Resource Estimate for the Waterbury Lake Property, Northern Saskatchewan” dated December 21, 2018, and (2) all other references to the undersigned included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp.

Dated: June 2, 2020

By:	/s/ Alan Sexton
Alan Sexton, M.Sc., P.Geo.